Exhibit 10.2

February 3, 2017

David L. Fischel

DAFNA Capital Management, LLC

10990 Wilshire Boulevard, Suite 1400

Los Angeles, CA 90024

Dear David:

This letter agreement confirms your appointment as the non-employee Acting Chief Executive Officer (“Acting CEO”) of Stereotaxis, Inc. (the “Company”), effective immediately following the effectiveness of the separation of services with the Company of William C. Mills III, (the “Transition Date”), in addition to your ongoing service as on the Board of Directors of the Company (the “Board”). This letter agreement also serves to set forth certain terms relating to your service as Acting CEO.

1. Position and Term of Appointment. For the period starting on the Transition Date and ending on the date that the Company appoints a new Chief Executive Officer of the Company (the “Transition Period”), you will serve as Acting CEO of the Company, and you shall have the normal duties, responsibilities and authority of an executive officer serving in such position, subject to the power of the Board to expand or limit such duties, responsibilities and authority, either generally or in specific instances. Notwithstanding anything in this letter agreement to the contrary, you’re appointment to this position is “at will”, and you may resign, or the Board may terminate, your position as Acting CEO of the Company for any reason or no reason at any time. It is intended by the parties that the Transition Period will be for less than one (1) year. You will also be designated as the Chairman of the Board at the effective time of this letter agreement.

2. Payments; Expense Reimbursement. During the Transition Period, you will be entitled to the following compensation and benefits:

(a) Base Salary; Compensation. During the Transition Period, you will receive no base salary or other compensation for your services as Acting CEO.

(b) Benefits. It is not anticipated that you will, and you hereby waive your right to, participate in the benefit or bonus plans and arrangements of the Company available to executive officers of the Company.

(c) Business Expense Reimbursement. The Company shall pay or reimburse you for all reasonable expenses incurred or paid by you in performance of your services hereunder, including, but not limited to, travel expenses associated with your attendance at professional and industry events, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require. During the Transition Period, you will be reimbursed for the reasonable travel expenses incurred by you when traveling to Company’s primary business location in St. Louis, Missouri from your out of town residence in Los Angeles, California area, including airfare, car expense, lodging and reasonable meal expenses. You will use your best efforts to negotiate commercially reasonable rates for these services, including leasing options for lodging and car expenses and will otherwise cooperate with the Company in connection with obtaining such services for your benefit. Reimbursement of an eligible expense shall be made in accordance with Company’s policies and practices; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year. The right to reimbursement is not subject to liquidation or exchange for another benefit. Any such reimbursements shall be subject to applicable withholding taxes, if any, as required with respect thereto.

3. Indemnification. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an executive officer and director of the Company or, at the Company’s request, as an executive officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover you under directors’ and officers’ liability insurance after the Transition Date in the same amount and to the same extent as the Company covers its other executive officers and directors.

4. Compliance with Company Rules and Policies. You agree that throughout the Transition Period, you shall follow and act in accordance with all of Company’s rules, policies and procedures of Company, including, but not limited to this Agreement, the Company rules and policies, any of which may be revised from time to time at the sole discretion of the Company, with or without prior notice. It is understood, acknowledged and agreed that, while serving as Acting CEO, you intend to remain fully employed by DAFNA Capital Management, LLC.

5. Inventions and Developments.

(a) Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by you, whether individually or otherwise, during the Transition Period whether or not during working hours, that relate to Stereotaxis Business or any work performed by you for Company (collectively, “Inventions and Developments”), shall be the sole and exclusive property of Company, and Company shall own any and all right, title and interest to such Inventions and Developments. You assign and agree to assign to Company any and all right, title and interest in and to any such Inventions and Developments whenever requested to do so by Company, at Company’s expense, and you agree to execute any and all applications, assignments or other instruments which Company deems desirable or necessary to protect such interests, both during and after the Transition Period.

(b) By way of clarification, 5(a) shall not apply to any invention for which no equipment, supplies, facilities or Confidential and Trade Secret Information of Company was used and which was developed entirely on your own time, unless (i) the invention relates to Stereotaxis Business or to Company’s actual or demonstrably-anticipated research or development; or (ii) the invention results from any work performed by you for Company.

6. Confidential Information. You agree to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for you to perform your responsibilities for Company, any of Company’s Confidential Information. Excluded from the scope of these restrictions is Confidential Information that becomes generally available to the public in any manner other than by a breach of this Agreement by you.

“Confidential Information” means any information pertaining to the Stereotaxis Business and/or other information of the Company acquired by you during the course of or as a result of your engagement as Acting CEO of the Company, which is not publicly known, such as but not limited to, trade secrets, know-how, processes, designs, products, documentation, data, research and development plans and activities, standard operating procedures and validation records, drawings, tools, techniques, software and computer programs and derivative works, inventions (whether patentable or not), improvements, copyrightable material, business and marketing plans, projections, sales data and reports, confidential evaluations, the confidential use, nonuse or compilation by the Company of technical or business information in the public domain, customers and prospects, customer requirements, costs, profitability, sales and marketing strategies, pricing policies, operational methods, strategic plans, training materials, internal financial information, operating and financial data and projections, distribution or sales methods, prices charged by or to Company, inventory lists, sources of supplies, supply lists, lists of current or past employees and information concerning relationships between Company and its employees, collaborators, or customers.

“Stereotaxis Business” means: (i) the development, manufacture, and sale of (A) equipment, software, devices, and methods in the field of remote, computer-controlled or computer-aided navigation and delivery of interventional medical devices, with or without the use of magnetic devices or systems, and (B) workstations, software, and networks used in or with medical procedures, and (ii) research and planning and business development that is planned or implemented by the Company during the Transition Period, with respect to which you receive Confidential Information during the Transition Period.

7. Company Materials. All notes, records, correspondence, data, hardware, software, documents or the like obtained by or provided to the Company regarding Stereotaxis Business, or otherwise made, produced, or compiled during the course or as a result of your appointment as Acting CEO of the Company which contain Confidential Information, regardless of the type of medium in which such is preserved, (“Company Materials”), are the sole and exclusive property of the Company, and shall be surrendered to the Company on request or upon your termination for any reason. During the Transition Period, you will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any Company Materials except as expressly permitted or required for the proper performance of your duties on behalf of the Company or as a director of the Company.

8. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Missouri without reference to principles of conflict of laws.

9. Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10. Successors and Assigns. This letter agreement shall bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that, subject to the following sentence, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, in the event that there is a successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise), the Company shall assign the liabilities of the Company hereunder to such successor and you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any such successor to the Company.

* * * * *

If you agree with the foregoing, please sign and date the enclosed copy of this letter agreement in the space indicated below.

Sincerely,

Stereotaxis, Inc.

By:	/s/ David W. Benfer
Name: David W. Benfer
Title: Lead Independent Director of the Board of Directors

Accepted by and Agreed to:

/s/ David L. Fischel
David L. Fischel
Dated as of: February 3, 2017

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